C.H. Robinson Worldwide, Inc.

8100 Mitchell Road, Suite 1700

Eden Prairie, MN 55344

Contact: Angie Freeman, director of investor relations (952) 937-7847

FOR IMMEDIATE RELEASE

C.H. ROBINSON WORLDWIDE NAMES NEW BOARD MEMBER

Kenneth E. Keiser of PepsiAmericas Joins Board of Directors

MINNEAPOLIS, August 5, 2005-- C.H. Robinson Worldwide, Inc. ("C.H. Robinson") (Nasdaq: CHRW) announced today that its Board of Directors has elected a new director, Kenneth E. Keiser. Keiser, 54, is president and chief operating officer of PepsiAmericas, the second largest Pepsi bottler. Keiser has served as president and COO of PepsiAmericas, which is publicly traded (NYSE: PAS), since 1998.

"We're very pleased that Ken has joined C.H. Robinson's Board," said Brian P. Short, C.H. Robinson independent director and chair of the Board's Nominating and Corporate Governance Committee. "He brings executive leadership experience with a successful, publicly traded company and a strong background in operations in both North America and Europe. His management skills and expertise will serve the company and Robinson's shareholders well."

Prior to his current position, for eight years Keiser was president and chief operating officer of Delta Beverage Company, which merged with PepsiAmericas in 1998. He also worked for 14 years with the Pepsi-Cola Bottling Group where he held a variety of positions in sales and operations. Keiser has served as a Director for Champion Air in Minneapolis and on the Executive Committee of the Minnesota Twins. Keiser holds a Bachelor of Arts from Michigan State University and served in the U.S. Army.

Founded in 1905, C.H. Robinson Worldwide, Inc. had gross revenues of approximately $4.3 billion in 2004 and is a global provider of multimodal transportation services, logistics solutions and fresh produce sourcing. The company serves over 18,000 customers through a network of 178 offices in North America, Europe, South America and Asia. In North America, C.H. Robinson is one of the largest third-party logistics companies and maintains the single largest network of motor carrier capacity worldwide through contracts with approximately 35,000 motor carriers. The company is one of the largest third-party providers of intermodal services in the United States. C.H. Robinson Worldwide, Inc. headquarters is in Eden Prairie, Minnesota. For more information about C.H. Robinson, visit www.chrobinson.com.

(more)

C.H. Robinson Worldwide

August 5, 2005

Except for the historical information contained herein, the matters set forth in this release are forward-looking statements that represent our expectations, beliefs, intentions or strategies concerning future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience or our present expectations, including, but not limited to such factors as market demand and pressures on the pricing for our services; competition and growth rates within the third-party logistics industry; freight levels and availability of truck capacity or alternative means of transporting freight, and changes in relationships with existing truck, rail, ocean and air carriers; changes in our customer base due to possible consolidation among our customers; our ability to integrate the operations of acquired companies with our historic operations successfully; risks associated with litigation and insurance coverage; risks associated with operations outside of the U.S.; changing economic conditions such as general economic slowdown, decreased consumer confidence, fuel shortages and the impact of war on the economy; and other risks and uncertainties detailed in our Annual and Quarterly Reports.

###